Exhibit 99.1

Contact:

Kevin Faulkner

BEA SYSTEMS, INC.

+1-408-570-8293

kevin.faulkner@bea.com

BEA Announces Change to Board of Directors

SAN JOSE, Calif.—June 29, 2004— (http://bea.com/more_info.jsp?p=185&r=1.4.6) BEA Systems, Inc. (Nasdaq: BEAS), the world’s leading application infrastructure software company, today announced that William T. Coleman III has stepped down from its board of directors.

“Bill’s vision and dedication as a founder and his significant contributions represent a key part of the foundation upon which BEA was built,” said Alfred Chuang, BEA’s founder, chairman and CEO. “His knowledge and experience provided us with sound counsel and guidance, and our stockholders, employees and customers all appreciated his loyal service to BEA. We thank him for his years of service and wish him every success in his future endeavors.”

“BEA has accomplished a great deal in the last ten years. It has been an honor and a privilege to have been a part of the company as it has grown into the visionary leader that it is today,” said Mr. Coleman. “It is now necessary for me to move on to focus on my duties as CEO of Cassatt Corporation. Alfred and the BEA management team have a clear and exciting vision for the future of BEA. I am proud of what we have built and feel privileged to have been part of the team.”

Mr. Coleman is currently chairman and CEO of Cassatt Corporation, a technology start-up he founded in 2003. Mr. Coleman was a co-founder of BEA and served as its CEO from BEA’s inception in 1995 to 2001. He also served as chairman of BEA’s board of directors from BEA’s inception until August 2002. His other leadership roles included serving as BEA’s chief customer advocate and its chief strategy officer.

About BEA

BEA Systems, Inc. (Nasdaq: BEAS) is the world’s leading application infrastructure software company, providing the enterprise software foundation that allows thousands of companies to benefit from service-oriented architectures. With more than 15,000 customers around the world, including the majority of the Fortune Global 500, BEA and its WebLogic® and Tuxedo® brands are among the most trusted names in business.

Headquartered in San Jose, Calif., BEA has 71 offices in 34 countries and is on the Web at www.bea.com.

BEA, Tuxedo, and WebLogic are registered trademarks and BEA WebLogic Enterprise Platform, BEA WebLogic Server, BEA WebLogic Integration, BEA WebLogic Portal, BEA WebLogic JRockit, BEA WebLogic Platform, BEA WebLogic Express, BEA WebLogic Workshop, BEA WebLogic Java Adapter for Mainframe, BEA Liquid Data for WebLogic, BEA eLink, and BEA WebLogic Enterprise Security are trademarks of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

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